UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 15, 2016

Q2 HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-36350 (Commission File Number)	20-2706637 (IRS Employer Identification No.)

13785 Research Blvd, Suite 150
Austin, Texas 78750
(512) 275-0072
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)
Not Applicable

(Former name or former address, if changed since last report)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)
On August 15, 2016, Q2 Holdings, Inc. (the “Company”) issued a press release announcing that Odus Edward Wittenburg, Jr. has been appointed President of the Company, reporting to Matthew P. Flake, the Company’s Chief Executive Officer and current President, effective on his start date, which is currently anticipated to be August 22, 2016. Mr. Flake will continue to serve as the Company’s Chief Executive Officer.
Mr. Wittenburg, age 44, previously served in a number of leadership roles with Rackspace Hosting, Inc., a managed cloud company (“Rackspace”), including most recently as Senior Vice President and General Manager of the Americas Business Unit from January 2014 until August 2016, as Senior Vice President of the SMB Business Unit and LATAM Markets from January 2012 until January 2014, as Vice President of Enterprise Solutions in the Enterprise Business Unit from August 2010 until January 2012, as Vice President of Fanatical Support from January 2009 until August 2010, as Director of Fanatical Support from March 2008 to January 2009, and as Director of Corporate Development form December 2007 until March 2008. Prior to joining Rackspace, Mr. Wittenburg served as President and Managing Partner of The Edwards Group, a private equity group, from July 2003 until January 2007. Mr. Wittenburg holds a B.S. in Economics from Texas A&M University and an M.B.A. from Harvard Business School.
In connection with his appointment as President, the Company entered into an Employment Agreement with Mr. Wittenburg (the “Employment Agreement”), which sets his base salary at $430,000 per year and his target incentive bonus at $370,000 per year (the “Incentive Bonus”). With respect to 2016, Mr. Wittenburg is guaranteed a minimum bonus payment equal to a pro-rated portion of his 2016 target Incentive Bonus based on the number of days he is employed during 2016. Mr. Wittenburg is also entitled to a $75,000 sign-on bonus on his start date, subject to a claw back provision covering 100% of such sign-on bonus in the event his employment with the Company is terminated for any reason within one year of his start date.
Pursuant to his Employment Agreement, Mr. Wittenburg is entitled to receive stock options to purchase 212,500 shares of the Company’s common stock and a grant of restricted stock units representing the right to receive 85,000 shares of the Company’s common stock upon settlement. The options will vest over a four-year period subject to Mr. Wittenburg’s continuous service to the Company, with one quarter of the options vesting on the one-year anniversary of his start date, and with the remaining options vesting in equal monthly installments over the following 36 months. The restricted stock units will vest annually in four equal installments beginning on the one-year anniversary of Mr. Wittenburg’s start date, subject to continuous service to the Company.
The Employment Agreement provides that if Mr. Wittenburg’s employment is terminated by the Company without cause, he will be entitled to receive an amount equal to twelve months of his then-current base salary and an additional payment in an amount equal to his then-current annual target cash incentive bonus pro-rated based on the number of his days of service to the Company during the calendar year of such termination. The Employment Agreement also provides that in the event Mr. Wittenburg voluntarily terminates his employment with the Company for good reason or is terminated without cause within twelve months following a change in control, or if an acquiring company does not assume or substitute for any equity awards held by him, he will be entitled to full vesting acceleration of all unvested equity awards he then holds. Any payments of severance and the acceleration of any equity awards held by Mr. Wittenburg are subject to his delivery of a general release and waiver of claims against the Company.
The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by the text of the Employment Agreement which is filed as Exhibit 10.1 hereto, and is incorporated herein by reference.
In connection with the appointment of Mr. Wittenburg, Mr. Flake has resigned his role as President of the Company effective upon Mr. Wittenburg’s commencement in the position. Mr. Flake will continue to serve as the Company’s Chief Executive Officer.
A copy of the press release describing the foregoing matters is furnished herewith as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement, dated effective August 22, 2016, by and among Q2 Software, Inc. and Odus Edward Wittenburg, Jr.
99.1	Press release dated August 15, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Q2 HOLDINGS, INC.

August 15, 2016	/s/ Jennifer N. Harris Jennifer N. Harris Chief Financial Officer